
MacDermid  Inc.
Ratio  of  Earnings  to  Fixed  Charges  -
                                                       Nine Months  Twelve Months
                           Years Ended December 31,       Ended          Ended
                           2004       2003        2002 December 2001   March 2001
 Earnings:
  Income (loss) from
  continuing operations   $53,224    $49,820    $31,477    $(17,288)      $43,753
    Income tax
    expense (benefit)      24,513     23,466     16,122      (9,309)       29,752
                          -------    -------    -------     --------      -------
  Income (loss) from
   continuing operations
   before tax expense      77,737     73,286     47,599     (26,597)       73,505
  Add  back  fixed  charges
  included  in  income:
    Interest expense       31,014     31,051     34,458      25,095        33,339
    Estimated Interest
     in rent expense        2,324      2,407      2,612       2,110         2,164
                          -------    -------    -------     -------      --------
  Adjusted Earnings      $111,075   $106,744    $84,669     $   608      $109,009
                         ========   ========    =======     =======      ========

 Fixed  charges:
  Interest expense       $ 31,014   $ 31,051    $34,458     $25,095      $ 33,339
  Estimated Interest
   in rent expense          2,324      2,407      2,612       2,110         2,164
                         --------   --------    -------     -------      --------
  Total fixed charges    $ 33,338   $ 33,458    $37,070     $27,205      $ 35,503
                         ========   ========    =======     =======      ========

 Ratio of Earnings           3.33       3.19       2.28        0.02          3.07
  to Fixed Charges       ========   ========    =======     =======      ========

 Amount of deficiency
 in years where ratio
 is less than 1 to 1       NA          NA          NA       $26,597         NA
                         ========   ========    =======     =======      ========


Note (a) The nine months ended December 31, 2001 includes charges for impairment of goodwill and intangible assets of $34,458 and restructuring charges of $9,666. Excluding these charges and the taxes related to them, the ratio of earnings to fixed charges would have been 1.13 to 1.


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